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                  CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of RCM Capital Funds, Inc., including:

   RCM Growth Equity Fund
   RCM Small Cap Fund
   RCM International Growth Equity Fund A (the "Funds")

We consent to the incorporation by reference in the Post Effective Amendment to the Registration Statement of RCM Capital Funds, Inc., on Form N-1A of our reports dated February 20, 1997 on our audits of the financial statements and financial highlights of the above referenced funds which reports are included in the Annual Report to shareholders for the year ended December 31, 1996.

We also consent to the reference to our Firm under the caption "Financial Highlights" and "Independent Accountants".


                                       /s/ Coopers & Lybrand L.L.P

                                       COOPERS & LYBRAND L.L.P

Boston, Massachusetts
April 28, 1997